UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 10, 2008

FOAMEX INTERNATIONAL INC.

(Exact name of registrant as specified in charter)

Delaware	0-22624	05-0473908
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

Rose Tree Corporate Center II
1400 N. Providence Road, Suite 2000
Media, Pennsylvania 19063-2076
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:	(610) 744-2300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Andrew M. Thompson as Executive Vice President, Business Management and Marketing

Mr. Andrew M. Thompson has resigned from his position as the Executive Vice President, Business Management and Marketing of Foamex International Inc., effective December 12, 2008 (the “Effective Date”).

As a condition to receiving the cash payments and other benefits described below, Mr. Thompson has executed a release of certain claims against the Company and its shareholders, directors, officers, employees, agents, attorneys, affiliates, parents, predecessors, successors and assigns. Mr. Thompson will receive the cash payments and other benefits so long as he does not revoke the release by December 19, 2008. Mr. Thompson has also agreed not to disclose any confidential information of the Company and, for the two-year period following his resignation, not to compete with the Company, solicit the Company’s employees, suppliers or customers or divert any person or entity from doing business with the Company.

Separation Agreement with Mr. Thompson

In connection with his departure, Mr. Thompson has entered into a separation and consulting agreement (the “Agreement”) with Foamex International Inc. and its primary operating subsidiary Foamex L.P. (collectively, the “Company”), dated as of December 10, 2008. The Agreement supersedes the employment agreement between the Company and Mr. Thompson, entered into on February 12, 2007, as amended, except as specifically provided in the Agreement.

The Agreement provides that all titles, positions and appointments Mr. Thompson held with the Company shall cease as of December 12, 2008. Commencing after Mr. Thompson’s resignation, the Company will pay Mr. Thompson a bi-weekly payment of $20,192.31 for fifty two (52) periods and will allow Mr. Thompson to continue to participate in the Company’s medical and dental plans through December 31, 2010, on a basis no less favorable to Mr. Thompson than the basis generally provided to other similarly-situated senior executives of the Company. Mr. Thompson will also receive a lump sum cash payment of $115,900 payable between January 1, 2009 and March 15, 2009. In addition, the Company will pay Mr. Thompson within thirty (30) days of the Effective Date any Accrued/Other Obligations, as defined in the Agreement.

The options to purchase common stock of Foamex International Inc. (“Common Stock”) granted in 2007 to Mr. Thompson (the “2007 Options”) that would have vested during the one-year period following the Effective Date, shall vest as of the Effective Date. The 2007 Options that are vested shall remain exercisable until June 30, 2009. All shares of restricted Common Stock granted to Mr. Thompson will be forfeited as of the Effective Date.

Mr. Thompson will also continue to be afforded the full benefit of his right, provided in his employment agreement, to receive a “gross-up” payment to the extent that any “golden parachute” excise taxes apply to any payments he receives from the Company.

Consulting Agreement with Mr. Thompson

Commencing on December 12, 2008 and for a period ending March 31, 2010, the Company will retain Mr. Thompson to serve as a consultant to the Company subject to certain limitations on the obligations of both parties. The Company shall pay Mr. Thompson a consulting fee of $10,000 within fifteen calendar days of the end of each calendar quarter and will reimburse Mr. Thompson for all reasonable travel and out-of-pocket expenses incurred in performing his consulting services.

The foregoing summary of Mr. Thompson’s Agreement is qualified in its entirety by reference to the full text of the Agreement, which will be filed as an exhibit with the SEC within the applicable deadlines. Interested parties should read the document in its entirety.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 16, 2008

FOAMEX INTERNATIONAL INC.

By:	/s/ John G. Johnson, Jr.
Name:	John G. Johnson, Jr.
Title:	President and Chief Executive Officer

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